Exhibit 1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of March 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of March 2006.

Operational Statistics for the month of March 2006 and the comparative figures for the previous month are as follows:-

	March 2006	February 2006

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	97.908 million	96.950 million
- Post-paid Subscribers	49.711 million	49.163 million
- Pre-paid Subscribers	48.197 million	47.787 million
Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	2.836 million	1.878 million
- Post-paid Subscribers	1.544 million	0.996 million
- Pre-paid Subscribers	1.292 million	0.882 million
Aggregated Number of CDMA Cellular Service Subscribers	33.636 million	33.316 million
- Post-paid Subscribers	30.888 million	30.601 million
- Pre-paid Subscribers	2.748 million	2.715 million
Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	0.914 million	0.593 million
- Post-paid Subscribers	0.879 million	0.591 million
- Pre-paid Subscribers	0.035 million	0.002 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	2.4035 billion	1.5221 billion
- Domestic Long Distance	2.3736 billion	1.5036 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0299 billion	0.0185 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	3.2804 billion	2.0549 billion
- Domestic Long Distance	3.2540 billion	2.0380 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0264 billion	0.0169 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	6.706 million	6.838 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of February 2006 and March 2006 are aggregated data reported at 24:00 on 28 February 2006 and 31 March 2006 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of March 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 31 March 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of February 2006 and March 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 April 2006